Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2007

NEWS CORPORATION REPORTS FIRST QUARTER OPERATING

INCOME OF $1.05 BILLION; GROWTH OF 23% OVER FIRST

QUARTER A YEAR AGO

REVENUES INCREASE 19% TO $7.1 BILLION

QUARTER HIGHLIGHTS

•	Filmed Entertainment delivers operating income of $362 million, up 51% on strong theatrical release slate and success of television home entertainment titles.

•

Cable Network Programming operating income up 16% despite launch costs for the Fox Business Network and the Big Ten Network. Growth led by affiliate and advertising gains at the Fox News Channel, the Regional Sports Networks and Fox International Channels.

•

SKY Italia generates operating income of $48 million, an improvement of $61 million versus a year ago, reflecting net subscriber additions of 410,000 over the past 12 months as the subscriber base expands to 4.24 million.

•

Television operating income declines as advertising strength at the FOX broadcast network and STAR is more than offset by lower political advertising at the Television Stations and a full quarter of losses at MyNetworkTV.

•

Increased demand for in-store marketing products increases Magazines and Inserts operating income slightly, while the strength of prior year titles results in an operating income decline at Book Publishing.

•

Newspapers operating income declines versus a year ago as the new color printing operations in the U.K., nearing completion, results in increased accelerated depreciation on the presses being replaced.

NEW YORK, NY, November 7, 2007 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported first quarter consolidated operating income of $1.05 billion, up 23% as compared to the $851 million reported a year ago, primarily as a result of double-digit percentage increases at the Filmed Entertainment and Cable Network Programming segments and a $61 million improvement at the Direct Broadcast Satellite segment.

First quarter net income of $732 million ($0.23 per share), decreased versus net income of $843 million ($0.27 per share on a diluted combined basis(1)) reported in the first quarter a year ago. The year-on-year decline primarily reflects increased consolidated operating income more than offset by a decrease in Other income, mainly from the prior year inclusion of gains on the sale of shares in Sky Brasil and Phoenix.

(1)	See supplemental financial data on page 12 for detail on earnings per share.

1

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“The strength of our financial results during the first quarter is yet another illustration of our ability to deliver sustained growth while concurrently investing in tomorrow’s profit generators. The 19% revenue growth and 23% operating income growth in the quarter was achieved despite spending to expand our cable portfolio both domestically and internationally; despite continued investment in broadening our internet offerings; and despite additional costs associated with upgrading the color capacity at our newspaper group. We expect the development of these assets to drive future growth much as our investments in the Fox News Channel and SKY Italia have translated into strong profit growth today. The financial momentum at these businesses, along with the success of our theatrical slate in the quarter, has given us a great start to fiscal 2008 and we look forward to building upon the record results we delivered during fiscal 2007.”

Consolidated Operating Income

	3 Months Ended September 30,
	2007	2006
	US $ Millions
Filmed Entertainment	$362	$239
Television	183	192
Cable Network Programming	289	249
Direct Broadcast Satellite Television	48	(13)
Magazines and Inserts	79	78
Newspapers	93	124
Book Publishing	36	55
Other	(43)	(73)

Consolidated Operating Income	$1,047	$851

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported first quarter operating income of $362 million as compared to $239 million reported in the same period a year ago. The 51% growth primarily reflects increased contributions from theatrical releases and the strong performance of television home entertainment titles.

Higher first quarter film results were largely driven by the theatrical success of The Simpsons Movie, which has grossed over $524 million in worldwide box office, and Live Free or Die Hard, which has surpassed $375 million in worldwide box office. The quarter also included the continued worldwide home entertainment success of Eragon and Night at the Museum, as well as the pay-TV availability of Little Miss Sunshine.

Twentieth Century Fox Television reported increased contributions versus the first quarter a year ago, primarily reflecting continued momentum in home entertainment sales and international television, most notably from Family Guy and Prison Break.

TELEVISION

The Television segment reported first quarter operating income of $183 million, a decline of $9 million versus the same period a year ago as improved results from the FOX Broadcasting Company and STAR were offset by lower contributions from the Fox Television Stations and a full quarter of losses at MyNetworkTV, which was launched in September 2006.

At the FOX Broadcasting Company, first quarter operating results improved compared to a year ago as increased pricing drove higher advertising revenues. Additionally, lower primetime programming and promotional costs, due to the timing of the fall schedule launch, also contributed to the year-on-year growth.

Fox Television Stations’ (FTS) first quarter operating income declined 9% from the same period a year ago as advertising strength associated with FOX primetime and the continued success of local news was more than offset by lower political advertising revenues and decreased advertising revenues at the MyNetwork affiliated stations.

STAR’s first quarter operating income increased versus the same quarter a year ago as 22% revenue growth was driven by advertising and subscription revenue gains, primarily in India. The revenue growth was partially offset by increased programming costs from new program launches, most notably at STAR PLUS in India.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported first quarter operating income of $289 million, an increase of $40 million over the first quarter a year ago. The 16% growth reflects increased contributions from Fox News Channel, the Regional Sports Networks and the Fox International Channels, partially offset by launch costs associated with the Fox Business Network and the Big Ten Network.

The Fox News Channel (FNC) more than doubled its operating income versus the first quarter a year ago primarily from increased affiliate revenues on higher rates and advertising revenue growth from higher volume and pricing. During the quarter, viewership at FNC was more than 65% higher than its nearest competitor in primetime and more than 55% greater on a 24-hour basis, reflecting FNC broadcasting thirteen of the top 15 shows in cable news.

At our other cable channels, operating profit was in-line with the first quarter a year ago as increased contributions from the Regional Sports Networks (RSNs) and Fox International Channels were offset by launch costs for the Fox Business Network and the Big Ten Network, as well as lower contributions from FX. The growth at the RSNs was driven by affiliate revenue growth from increased rates and additional subscribers, as well as from advertising revenue growth on higher rates. The revenue growth was partially offset by higher programming costs from broadcasting additional major league baseball games and new rights deals. The increased contributions from the Fox International Channels were driven by continued growth in Latin America and Europe. Operating income at FX declined slightly during the quarter as increased affiliate and advertising revenues were more than offset by higher programming costs for movie product and promotional costs for new series.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported first quarter operating income of $48 million, an improvement of $61 million versus a loss of $13 million a year ago on local currency revenue growth of 11%. This improvement primarily reflects subscriber additions, with 410,000 net new subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 4.24 million at quarter end. The revenue growth was partially offset by increased programming spending associated with the larger subscriber base as well as costs associated with the launch of new channels.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported first quarter operating income of $79 million, a slight increase versus the $78 million reported in the quarter a year ago. The growth was driven by higher revenues due to increased demand for in-store marketing products, partially offset by lower volume and revenue rates from free standing inserts.

NEWSPAPERS

The Newspapers segment reported first quarter operating income of $93 million, down $31 million from the $124 million reported in the same period a year ago, as increased depreciation associated with the development of new color printing operations in the U.K. more than offset increased contributions from Australia.

The U.K. newspaper group reported a decrease in operating income in local currency terms as compared with the first quarter a year ago primarily as a result of increased accelerated depreciation on the printing presses that will be replaced, sooner than anticipated, by the new color printing operations. During the quarter, circulation revenues were slightly above prior year while advertising revenues declined slightly.

The Australian newspaper group reported first quarter operating income growth versus the first quarter of fiscal 2007 in local currency terms on the strength of display and classified advertising revenues. Display advertising was led by the retail and real estate sectors while classified advertising experienced gains in the employment sector. Additionally, circulation revenues increased slightly during the quarter mainly from higher cover pricing at the major weekend newspapers.

BOOK PUBLISHING

HarperCollins reported first quarter operating income of $36 million, a decrease of $19 million versus the same period a year ago that included strong sales of Lemony Snicket’s A Series of Unfortunate Events. Current quarter results were highlighted by strong sales of The Dangerous Book for Boys by Conn and Hal Iggulden, Motor Mouth by Janet Evanovich, Ana’s Story by Jenna Bush and Deceptively Delicious by Jessica Seinfeld. During the quarter, HarperCollins had 51 books on The New York Times bestseller list, including six books that reached the #1 spot.

OTHER

The Other segment reported an operating loss of $43 million, a $30 million improvement versus the first quarter a year ago, primarily led by improved results at Fox Interactive Media (FIM), partially offset by startup losses at our Eastern European broadcasting initiatives. The operating income at FIM was driven by higher search revenues, primarily from the Google agreement which took effect in January 2007, and advertising revenue growth as a result of increased traffic, further inventory monetization and international expansion. The revenue growth was partially offset by increased costs associated with the larger audience, international expansion and new features.

OTHER ITEMS

In July 2007, the Company entered into a definitive merger agreement with Dow Jones & Company to acquire all of the outstanding shares of Dow Jones in a transaction valued at approximately $5.7 billion. Members of the Bancroft family and related trusts owning approximately 37% of Dow Jones voting stock have agreed to vote their shares in favor of the transaction. The transaction is subject to approval by the Dow Jones stockholders, regulatory approvals and other customary closing conditions, and is expected to be completed in the fourth quarter of calendar 2007. The Company has agreed, upon closing of the transaction, to appoint a member of the Bancroft family or another mutually acceptable person to the Company’s Board of Directors.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

First quarter net earnings of affiliates were $246 million versus $243 million in the same period a year ago. The improvement was primarily due to higher earnings at Gemstar-TV Guide International due to a reduced tax provision, partially offset by lower contributions from BSkyB and The DIRECTV Group. At BSkyB, the decline in equity earnings was primarily due to higher costs associated with the broadband offering, increased product upgrade volumes and increased sports rights. The decreased earnings from The DIRECTV Group reflect higher set-top box depreciation and product upgrade costs.

The Company’s share of equity earnings of affiliates is as follows:

		3 Months Ended September 30,
	% Owned	2007	2006
		US $ Millions
BSkyB	39%(a)	$64	$82
The DIRECTV Group	40%(a)(b)	104	116
Other affiliates	Various(c)	78	45

Total equity earnings of affiliates		$246	$243

(a)	Please refer to respective companies’ earnings releases for detailed information.
(b)	Due to The DIRECTV Group’s stock repurchase program, the Company’s ownership in The DIRECTV Group increased to 40% as of September 30, 2007 from 39% as of June 30, 2007 and September 30, 2006.
(c)	Primarily comprising Gemstar-TV Guide International, Fox Cable Networks affiliates, Sky Network Television Limited, and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	3 Months Ended September 30,
	2007	2006
Australian Dollar/U.S. Dollar	0.85	0.76
U.K. Pounds Sterling/U.S. Dollar	2.02	1.87
Euro/U.S. Dollar	1.37	1.27

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the first quarter results can be heard live on the Internet at 4:45 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended September 30,
	2007	2006
	US $ Millions (except per share amounts)
Revenues	$7,067	$5,914
Expenses:
Operating	4,408	3,754
Selling, general and administrative	1,290	1,102
Depreciation and amortization	322	207

Operating income	1,047	851
Other income (expense):
Equity earnings of affiliates	246	243
Interest expense, net	(213)	(200)
Interest income	100	75
Other, net	—	428

Income before income tax expense and minority interest in subsidiaries	1,180	1,397
Income tax expense	(414)	(538)
Minority interest in subsidiaries, net of tax	(34)	(16)

Net income	$732	$843

Per share amounts:
Basic and diluted	$0.23
Class A		$0.28
Class B		$0.23

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	June 30, 2007
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$8,118	$7,654
Receivables, net	6,480	5,842
Inventories, net	2,422	2,039
Other	534	371

Total current assets	17,554	15,906

Non-current assets:
Receivables	499	437
Investments	10,977	11,413
Inventories, net	2,653	2,626
Property, plant and equipment, net	5,839	5,617
Intangible assets, net	11,845	11,703
Goodwill	14,192	13,819
Other non-current assets	933	822

Total non-current assets	46,938	46,437

Total assets	$64,492	$62,343

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$385	$355
Accounts payable, accrued expenses and other current liabilities	5,355	4,545
Participations, residuals and royalties payable	1,313	1,185
Program rights payable	986	940
Deferred revenue	780	469

Total current liabilities	8,819	7,494

Non-current liabilities:
Borrowings	12,148	12,147
Other liabilities	4,459	3,319
Deferred income taxes	4,737	5,899
Minority interest in subsidiaries	688	562
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	21	21
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	27,253	27,333
Retained earnings and accumulated other comprehensive income	6,357	5,558

Total stockholders’ equity	33,641	32,922

Total liabilities and stockholders’ equity	$64,492	$62,343

CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months Ended September 30,
	2007	2006
	US $ Millions
Operating activities:
Net income	$732	$843
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	322	207
Amortization of cable distribution investments	12	23
Equity earnings of affiliates	(246)	(243)
Cash distributions received from affiliates	19	14
Other, net	—	(428)
Minority interest in subsidiaries, net of tax	34	16
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(719)	(55)
Inventories, net	(215)	(232)
Accounts payable and other liabilities	864	571

Net cash provided by operating activities	803	716

Investing activities:
Property, plant and equipment, net of acquisitions	(343)	(282)
Acquisitions, net of cash acquired	(239)	(157)
Investments in equity affiliates	(35)	(11)
Other investments	3	(17)
Proceeds from sale of investments and other non-current assets	289	288

Net cash used in investing activities	(325)	(179)

Financing activities:
Borrowings	10	145
Repayment of borrowings	—	(190)
Issuance of shares	39	68
Repurchase of shares	(122)	(59)
Dividends paid	(2)	(3)
Other, net	22	—

Net cash used in financing activities	(53)	(39)

Net increase in cash and cash equivalents	425	498
Cash and cash equivalents, beginning of period	7,654	5,783
Exchange movement on opening cash balance	39	11

Cash and cash equivalents, end of period	$8,118	$6,292

SEGMENT INFORMATION

	3 Months Ended September 30,
	2007	2006
	US $ Millions
Revenues

Filmed Entertainment	$1,582	$1,213
Television	1,145	1,103
Cable Network Programming	1,102	889
Direct Broadcast Satellite Television	747	622
Magazines and Inserts	264	275
Newspapers	1,244	1,049
Book Publishing	330	368
Other	653	395

Total Revenues	$7,067	$5,914

Operating Income

Filmed Entertainment	$362	$239
Television	183	192
Cable Network Programming	289	249
Direct Broadcast Satellite Television	48	(13)
Magazines and Inserts	79	78
Newspapers	93	124
Book Publishing	36	55
Other	(43)	(73)

Total Operating Income	$1,047	$851

NOTE 1 - SUPPLEMENTAL FINANCIAL DATA FOR FISCAL 2007

Earnings per share is presented on a combined basis for fiscal 2007 as the Company was required to present the two-class method prior to fiscal 2008. In fiscal 2007, under U.S. GAAP, earnings per share was computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock for fiscal 2007. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

3 Months Ended September 30, 2006
Basic earnings per share:
Class A	$0.28
Class B	$0.23
Total	$0.27

Diluted earnings per share:
Class A	$0.28
Class B	$0.23
Total	$0.27

Weighted average shares outstanding (diluted):
Class A	2,191
Class B	987

Total	3,178

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended September 30,
	2007	2006
	US $ Millions
Operating income	$1,047	$851
Depreciation and amortization	322	207
Amortization of cable distribution investments	12	23

Operating income before depreciation and amortization	$1,381	$1,081

	For the Three Months Ended September 30, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$362	21	—	383
Television	183	24	—	207
Cable Network Programming	289	20	12	321
Direct Broadcast Satellite Television	48	50	—	98
Magazines and Inserts	79	2	—	81
Newspapers	93	139	—	232
Book Publishing	36	2	—	38
Other	(43)	64	—	21

Total	$1,047	322	12	1,381

	For the Three Months Ended September 30, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$239	$20	$—	$259
Television	192	22	—	214
Cable Network Programming	249	13	23	285
Direct Broadcast Satellite Television	(13)	48	—	35
Magazines and Inserts	78	2	—	80
Newspapers	124	68	—	192
Book Publishing	55	2	—	57
Other	(73)	32	—	(41)

Total	$851	$207	$23	$1,081